As filed with the Securities and Exchange Commission on September 26, 2003

Registration No. 333-108968

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AMBASSADORS GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Dwight D. Eisenhower Building
110 S. Ferrall Street
Spokane, Washington 99202
Delaware	(509) 534-6200	91-1957010
(State or Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(IRS Employer Identification Number)

Jeffrey D. Thomas
President and Chief Executive Officer
110 S. Ferrall Street
Spokane, Washington 99202
(509) 534-6200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Gerald M. Chizever, Esq	Douglas A. Cifu, Esq
Kresimir Peharda, Esq	Paul, Weiss, Rifkind, Wharton & Garrison LLP
Richman, Mann, Chizever, Phillips & Duboff	1285 Avenue of the Americas
9601 Wilshire Boulevard, Penthouse	New York, New York 10019-6064
Beverly Hills, California 90210	(212) 373-3000
(310) 274-8300; Fax: (310) 274-2831	Fax: (212) 757-3990

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price	Aggregate Offering	Amount of
of Securities to be Registered	Registered(1)	Per Share(2)	Price (2)	Registration Fee

Common Stock, $.01 value	1,200,000	$17.84	$21,408,000	$1,732*

(1)	Pursuant to Rule 416 of the Securities Act of 1933, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)	Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. Based on the average of the high and low prices per share of Common Stock of the registrant as reported on the Nasdaq National Market on September 17, 2003.
*	Previously paid

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

PROSPECTUS

1,200,000 SHARES

AMBASSADORS GROUP INC.

COMMON STOCK

This prospectus relates to the resale by Invemed Catalyst Fund L.P., which we refer to in this prospectus as selling stockholder, which is offering to sell up to 1,200,000 shares of our common stock. We are not offering or selling any of the stock. The selling stockholder may sell the stock on the open market at market price in ordinary broker transactions or in negotiated transactions, and it may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the stock nor pay any broker commissions in connection with such sales. Our common stock is quoted on the Nasdaq National Market under the symbol EPAX. On September 24, 2003, the closing price of our common stock was $17.07 per share.

______________________________

You should carefully consider each of the risk
factors described under RISK FACTORS beginning
on page 5 of this prospectus.

______________________________

The selling stockholder and any broker-dealer executing selling orders on behalf of or purchasing from the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act. Commissions received by any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

______________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

______________________________

The date of this prospectus is September 24, 2003

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
INDEMNIFICATION

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information or to make any representations other than those contained in this offering. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

PROSPECTUS SUMMARY

     You should read this summary together with the other information contained in other parts of this prospectus and the documents which are incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. We will provide copies of documents incorporated by reference to you upon request and without cost to you.

     The business of Ambassadors Group, Inc. (which we sometimes refer to as we, us, or Group) has been active since Ambassadors International, Inc. (Ambassadors) was founded in 1967.

     We are comprised of several specialized private-label travel programs, including (i) the “People to People Student Ambassador Programs,” which provide opportunities for grade school, junior high, and high school students to visit domestic and foreign destinations to learn about the history, government, economy and culture of such countries, (ii) the “People to People Sports Ambassador Programs,” which provide opportunities for junior high and high school athletes to participate in domestic and international sports travel programs, and (iii) the “People to People Ambassador Programs,” which provide foreign travel experiences for professionals, with emphasis on meetings and seminars between participants and persons in similar professions abroad.

     Pursuant to agreements with People to People International, we organize and promote educational travel programs for students, professionals and athletes, principally using the People to People name. People to People International is a private, non-profit organization dedicated to the promotion of world peace through cultural exchange. People to People International was founded by President Dwight D. Eisenhower in 1956 and was originally administered by the U.S. State Department. Eight U.S. Presidents since President Eisenhower have served as Honorary Chairman of People to People, including President George W. Bush, who currently holds that position.

     We have the exclusive right to develop and conduct student programs for kindergarten through high school students using the People to People name. We also have the non-exclusive right to develop, market and operate programs for professionals, college age, and athletes using the People to People name. These rights have been granted to us pursuant to agreements with People to People, which expire in 2010 and may be extended through 2020 at our sole election.

Business Overview

Student Ambassador Programs

     Our Student Ambassador Programs provide an opportunity for students in the fifth through twelfth grades to travel domestically or visit one or more foreign countries to learn about the history, government, economy and culture of such countries.

     Student Ambassador Program delegations depart during the summer months, June through August, and generally travel for approximately 14 to 23 days, during which time each delegation travels domestically or visits one or more foreign countries. Each delegation generally consists of approximately 30 to 40 students and several teachers, who act as the delegation’s leaders. Teachers and students comprising a delegation generally come from the same locale. Local guides in each country assist the delegations in their travels.

     Programs are designed by our staff of international planners and researchers to provide an educational and entertaining travel experience by exposing students to the history, government, economy and culture of the country or countries visited. In each country, we contract with program coordinators to provide day-to-day oversight of the programs. Additionally, a local guide trained by us accompanies the group throughout the duration of its program. In many instances, we also provide students with the opportunity for a homestay (a brief stay with a host family) which gives students a glimpse of daily life in the visited country.

Sports Ambassador Programs

     Our Sports Ambassador Programs provide an opportunity for athletes to explore the host country’s culture and to participate in international tournaments with teams from across the world in up to 8 different sports. Athletes’ ages range from 11 to 19 years of age. We market our Sports Ambassador Programs through a combination of direct mail and local informational meetings.

     Participants in the Sports Ambassador Programs depart during the summer months, June through August, and travel for 9 to 14 days. Teams are formed based on gender and age. Most teams are comprised of athletes from different states. During a 3 to 4 day training camp, all athletes participate in an individual skill assessment, after which rosters are formed to ensure balanced and competitive teams. After the formation of rosters, the rest of the training camp focuses on team practice and fundamentals in preparation for the ensuing tournament competition.

Professional Ambassador Programs

     Our Professional Ambassador Programs provide professionals with common interests the opportunity to travel abroad to meet and exchange ideas with foreign citizens who have similar backgrounds, interests or professions. We market our Professional Ambassador Programs through a direct mail marketing effort throughout the year. Programs originate from our internal marketing and research staff, who identify potential delegation topics and leaders. Professional programs have been conducted in such areas as agriculture, economics, education, law, medicine and science.

     We believe that our Professional Ambassador Programs provide participants with enriching experiences and deeper understandings of foreign cultures and people than visits arranged independently or through travel agencies. Professional Ambassador Programs operate year-round and are generally designed to provide a specialized adult educational experience. Professional Ambassador Programs travel 10 to 14 days.

Other Programs

     Our Eisenhower Scholar Programs provide a unique international travel experience specifically designed for university students with an opportunity to study abroad during their semester or quarter breaks. The curriculum-based programs focus on specific areas of study such as international business, medicine, law, diplomacy, humanities, and leadership. In addition, we also provide Conference Programs giving the opportunity for motivated students with academic promise, leadership potential and a desire to serve their communities to travel to a domestic location to exchange ideas with renowned speakers, field specific experts, professional educators and their peers. This program is specifically designed for students in the sixth through twelfth grades.

Strategic Alliances

     We also operate certain specialty travel programs for domestic travel markets. We have entered into an alliance with Yosemite National Institutes, a non-profit organization with operations in Yosemite National Park, Olympic National Park and Golden Gate National Recreation Area. Our agreement with Yosemite National Institutes prescribes the nature, scope and pricing of the travel services provided by Yosemite National Institutes to our delegates. Our agreement with Yosemite National Institutes is exclusive, except that Yosemite National Institutes may conduct its own programs. We have agreements with the Amateur Athletic Union, Young American Bowling Alliance, and American Youth Soccer Organization to offer international travel for its players. These agreements currently do not generate significant revenues.

Service Marks

     Group and its subsidiaries have registered a variety of service and trademarks, including the names “Venture Into the World,” “Citizen Ambassador Program,” “Initiative For Understanding,” “Travel with a Purpose,” “Student Ambassador Programs,” “Sports Ambassador,” “Eisenhower Scholar,” and “American Ambassador Program.” In addition, we have the right, subject to certain exceptions, to use People to People’s name, service mark and logo for use in marketing student, sports, and professional programs. We believe that the strength of our service and trademarks are valuable to our business and we intend to continue to protect and promote our marks as appropriate. However, we believe that our business is not overly dependent upon any particular trademark or service mark.

Relationship With Ambassadors

     Prior to February 28, 2002, Group was a wholly owned subsidiary of Ambassadors. Effective February 28, 2002, Ambassadors completed the spin-off of Group by virtue of a special stock dividend to Ambassadors’ stockholders of all of the outstanding shares of Group that Ambassadors owned. Trading of our common stock on the Nasdaq National Market began on March 1, 2002 under the symbol “EPAX.”

Growth Strategy

     Our strategy is to maintain our quality standards while increasing the volume of our business. To grow our business, we intend to (i) expand the marketing and tour volume of our existing student and sports travel programs, (ii) introduce new student and sport travel programs and strategic alliances, (iii) expand our professional travel programs, and (iv) pursue acquisition opportunities.

     Expand the Marketing and Tour Volume of Existing Student and Sports Travel Programs

     U.S. Census data projects that there will be more than 42.2 million people in the 10 to 19 year old age range by 2005. We believe that a large number of qualified students in this age group are not aware of our youth travel programs. In light of these factors, we intend to improve our marketing techniques by targeting additional age groups, making greater use of referrals from teachers, parents and past student travelers, and expanding and refining our extensive databases of potential participants.

Introduce New Student and Sports Travel Programs and Strategic Alliances

     We continually seek to develop and introduce additional innovative, educational travel experiences. We intend to continue to maintain our contacts with foreign governmental agencies and officials and intend to continue to utilize these and other foreign contacts to organize opportunities for our program participants that other travel programs do not currently offer. In addition, we may develop new youth travel programs organized around common extracurricular activities such as sports, science, nature, and music.

Broaden Professional Travel Programs

     According to U.S. Census data, the number of Americans 45 to 74 years old is expected to grow substantially, increasing to more than 92.7 million people in 2005 from 79.3 million people in 2000. This trend is expected to benefit us as this population segment historically has been the most likely to participate in one of our professional travel programs. In addition, we believe that American adults increasingly seek the convenience and unique experiences offered by prepackaged vacation tours. Consequently, we believe that the opportunity exists to expand professional educational travel programs by continuing to improve the quality and number of our specialty professional programs and by exploring new country destinations. We also intend to develop alliances with partners that have strong brand recognition and access to well defined customer segments.

Pursue Acquisition Opportunities

     We believe that the industries encompassed by our business to be large and fragmented, which present attractive acquisition opportunities. We believe that the industry’s large size and fragmentation will facilitate acquisitions of businesses that are either compatible with our current business or represent a developing specialty segment not currently addressed by our operations.

The Offering

     This prospectus concerns an offering of up to 1,200,000 shares of our common stock by one of our current stockholders, Invemed Catalyst Fund, L.P., the selling stockholder. We are not offering or selling any of the stock being registered pursuant to this Prospectus. We have registered this offering in compliance with registration rights that we granted to the selling stockholder. The selling stockholder is not required to sell the stock; sales of the stock are entirely at the discretion of the selling stockholder. As discussed in more detail below in “Plan of Distribution,” the selling stockholder may sell the stock either on the open market at market price in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the stock nor pay any broker commissions in connection with such sales. Our common stock is quoted on the Nasdaq National Market under the symbol “EPAX.” On September 24, 2003, the closing price for our stock was $17.07 per share. We will pay the costs of registering the offer and sale of the stock with the Securities and Exchange Commission (SEC) and any required state securities agencies.

Common Stock Offered by the selling stockholder	1,200,000 Shares
Nasdaq National Market Symbol	EPAX

RISK FACTORS

     Investing in our common stock involves a significant degree of risk. You should carefully consider the following risk factors and all the other information contained in this prospectus or incorporated by reference before investing in our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer, in which case the trading price of our common stock may decline.

Risks Relating to Group’s Business

     Our business is susceptible to international disturbances such as armed conflict and terrorism

     Terrorist attacks, such as the attacks that occurred on September 11, 2001, the response by the United States, the war with Iraq and other acts of violence or war have and will affect the travel industry generally, the markets in which we operate, our operations and profitability. Further terrorist attacks against the United States or United States businesses at home and abroad may occur. The September 11 attacks have had a very negative impact on domestic and international air travel and the travel industry in general. As a result, we experienced significant decrease in profitability in 2002. The potential near-term and long-term effects of these attacks are uncertain for our customers, the market for our common stock, the markets for our services and the U.S. economy. The consequences of any terrorist attacks, or any armed conflicts including war which may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or operations.

     A majority of our revenues are generated by travel programs to a few regions which makes us susceptible to developments in those areas

     In the past, gross receipts from programs to Europe, the South Pacific (Australia and New Zealand) and China have accounted for a majority of our gross receipts. The occurrence of any of the events described above or other unforeseen developments in one or more of these regions would have a material adverse effect on our business. Demand for our travel programs also may be adversely affected by natural occurrences in these areas such as hurricanes, earthquakes, heat waves, epidemics, such as SARS, and flooding.

     Our business is affected by factors impacting the travel industry generally

     Our results of operations will depend upon factors affecting the travel industry in general. Our revenues and earnings are especially sensitive to events that affect domestic and international air travel and the level of hotel reservations. A number of factors, including those mentioned above, a rise in fuel prices or other travel costs, excessive inflation, currency fluctuations, extreme weather conditions and concerns about passenger safety could result in a temporary or longer-term overall decline in demand for our travel programs. Demand for our products and services may be significantly affected by the general level of economic activity and employment in the United States and key international markets. Therefore, any significant economic downturn or recession in the United States or these other markets could have a material adverse effect on our business, financial condition, cash flows and results of operations.

     We experience significant fluctuations in our quarterly results due to the seasonal nature of our business that may make it more difficult to evaluate our company

     Our businesses are highly seasonal. We recognize gross program receipts, revenues and program pass-through expenses upon the departure of our program participants. The majority of our travel programs are scheduled in June and July of each year, and we anticipate that this trend will continue for the foreseeable future. Substantially all of our operating income is generated in this period, which historically has offset the operating losses incurred during the rest of the year. Our annual results would be adversely affected if our revenues were to be substantially below seasonal norms during the second and third quarters of the year. Our operating results may fluctuate as a result of many factors, including the mix of student, sports, and professional programs and program destinations offered by us and our competitors, the introduction and acceptance of new programs and program enhancements by us and our competitors, timing of program completions, cancellation rates, competitive conditions in the industry, marketing expenses, extreme weather conditions, international or domestic conflicts, timing of and costs related to acquisitions, changes in relationships with certain travel providers, economic factors and other considerations affecting travel.

     We face intense competition in providing educational travel services

     The travel industry in general and the educational segment of the travel industry is highly competitive and has relatively low barriers to entry. We compete with other companies that provide similar educational travel programs for students as well as independent programs organized and sponsored by local teachers with the assistance of local travel agents. In general, our professional travel programs compete with independent professional organizations that sponsor and organize their own travel programs through the assistance of local travel agents, and other organizations that offer travel programs for adults. Some of our competitors are larger and have greater brand name recognition and financial resources than we do. We cannot provide assurance that we will be able to compete successfully, and our failure to compete successfully may have a material adverse effect on our business, financial condition, cash flows and results of operations.

     The success of our business is dependent on our agreements with People to People International

     Our agreements with People to People International give us the exclusive right to develop and conduct programs for kindergarten through high school students using the People to People name, and the non-exclusive right to develop and conduct programs for professionals, college age, and athletes using the People to People name. Our agreements with People to People International, however, allow People to People International to continue to conduct college and professional seminars and internship programs and to develop other sports and professional programs. Our agreements with People to People International expire in 2010 and, at our election, may be further extended through 2020. The agreements allow People to People International to terminate its agreements with us if we fail to perform our obligations under such agreements. If our agreements with People to People International were terminated or if we were unable to use the People to People name to market new programs or destinations, this could have a material adverse effect on our business, financial condition, cash flows and results of operations.

     Our business is dependent on travel suppliers with whom we do not have long-term agreements

     We are dependent upon travel suppliers for access to their products and services. Travel suppliers include airlines, hotels, bus lines and other participants in the travel industry. Consistent with industry practices, we currently have no long-term agreements with travel suppliers that obligate these suppliers to sell services or products to us on an ongoing basis. Therefore, our travel suppliers generally can cancel or modify their agreements upon relatively short notice. In addition, any decline in the quality of travel products and services provided by these suppliers, or a perception by travelers of such a decline, could adversely affect our reputation. The loss of contracts, changes in our pricing agreements, commission schedules or incentive override commission arrangements, more restricted access to travel suppliers’ products and services or less favorable public opinion of certain travel suppliers and resulting low demand for the products and services of such travel suppliers could have a material adverse effect on our business, financial condition, cash flows and results of operations.

     Our success is dependent on key personnel without whom our business would suffer

     Our performance is substantially dependent on the continued services and performances of senior management and certain other key personnel. The loss of the services of any of such person could have a material adverse effect on our business, financial condition and results of operations. We do not have long-term employment agreements with any of our executive officers. Our failure to retain and attract necessary managerial, marketing and customer service personnel could have a material adverse effect on our business, financial condition, cash flows and results of operations.

     Our business is subject to significant government regulation and taxation any change in which may have an adverse effect on us

     Many travel suppliers, particularly airlines, are subject to extensive regulation by federal, state and foreign governments. In addition, the travel industry is subject to certain Seller of Travel Laws of certain states and special taxes by federal, state, local and foreign governments, including hotel bed taxes, car rental taxes, airline excise taxes and airport taxes and fees. New or different regulatory schemes or changes in tax policy could have an adverse impact on the travel industry in general and could have a material adverse effect on our business, financial condition, cash flows and results of operations.

     Our business is subject to currency exchange rates risks

     Many of our arrangements with our foreign-based suppliers require payment to be made in foreign currencies. Any decrease in the value of the U.S. dollar in relation to foreign currencies has the effect of increasing the cost of our services. Since late 1993, we generally have purchased forward contracts with less than two years maturity to help manage program costs and hedge against foreign currency valuation increases. While the ability to utilize forward contracts for the delivery of foreign currencies can mitigate the effect of increased program costs and foreign currency exchange fluctuations, we cannot assure you that increased program costs relating to such currency fluctuations will not be substantial in future periods. We also cannot assure you that the hedging strategy will mitigate longer term foreign exchange valuation trends. Our contract with participants in travel programs provides us with the option of passing along to participants any increase in program costs resulting from currency fluctuations. Although we have exercised this option in the past, we cannot assure you that we will be able to increase program prices to offset any such cost increases in the future and any failure to do so could have a material adverse effect on our business, financial condition, cash flows and results of operations.

     Our business may be susceptible to casualty losses

     Due to the nature of our business, we may be subject to liability claims arising out of accidents or disasters causing injury to participants in its programs, including claims for serious personal injury or death. We cannot assure you that our insurance coverage will be sufficient to cover one or more large claims or that the applicable insurer will be solvent at the time of any covered loss. Further, we cannot provide assurance that we will be able to obtain insurance coverage at acceptable levels and cost in the future. Successful assertion against us or a series of large uninsured claims, or one or a series of claims exceeding any insurance coverage, could have a material adverse effect on our business, financial condition, cash flows and results of operations.

     Certain of our stockholders own a significant percentage of our common stock

     John Ueberroth, Joseph Ueberroth and Peter Ueberroth (all family members) beneficially own in the aggregate approximately 16% of the outstanding shares of our common stock. Accordingly, they have the ability to exercise significant voting control, and could be able to elect all of our directors and be able to determine the outcome of any matter being voted upon by stockholders, including any merger, sale of assets or other change in control of Group. Such voting control will limit the significance of the voting rights of the holders of our common stock. The Ueberroths’ ownership position, together with the antitakeover effects of certain provisions contained in our Certificate of Incorporation and Bylaws, may have the effect of delaying or preventing a change of control of Group.

Risks Relating to the spin-off and our separation from Ambassadors

     We may have to indemnify Ambassadors for tax liabilities incurred in connection with the spin-off

     In connection with the spin-off, we and Ambassadors entered into a tax sharing agreement pursuant to which we agreed to indemnify Ambassadors for certain taxes and similar obligations that could incur if the spin-off does not qualify for tax-free treatment due to any of the following events:

•	the acquisition of a controlling interest in Group stock after the spin-off;

•	our failure to continue our business after the spin-off;

•	a repurchase of Group stock; or

•	other acts or omissions by us.

     Our historical financial information may not be representative of our results as a separate company

     Group’s financial statements, as of December 31, 2000, 2001 and for the period January 1, 2002 through February 28, 2002, have been carved out from the consolidated financial statements of Ambassadors using the historical operating results and historical bases of the assets and liabilities of the Ambassadors business that Group comprised. Accordingly, our historical financial information does not necessarily reflect our financial position, operating results and cash flows as if we had been a separate, stand-alone entity during the periods presented. Our costs and expenses include allocations from Ambassadors for centralized corporate services and infrastructure costs, including legal, accounting, insurance, finance and information technology. While we made certain adjustments to our historical financial information, we have not made all of the necessary adjustments to our historical financial information to reflect all significant changes that will occur in our cost structure, funding and operations as a result of our separation from Ambassadors, including increased costs associated with reduced economies of scale, increased marketing expenses related to building our brand identity separate from Ambassadors and increased costs associated with being a publicly-traded, stand-alone company.

     Our directors may have conflicts of interest due to their dual service as directors of Ambassadors

     All but two of our directors also serves as a director (and in one instance an executive officer) of Ambassadors. Whenever a director of Group serves as an executive officer or director of another entity such as Ambassadors, there is the potential for a conflict of interest, i.e., that the fiduciary obligations of an individual to Ambassadors conflict with the fiduciary obligations to us or vice versa. Involvement by these same individuals in the affairs of Ambassadors specifically creates demands on their time and resources, which we may need for our affairs. Our directors resolve all conflicts in accordance with their fiduciary duties and utilize an audit committee to approve all related party transactions as required by Nasdaq Marketplace Rules.

Other Risks

     Effectiveness of this registration statement could reduce the market price of our common stock

     Once this registration statement is declared effective, the selling stockholder will be able to sell 1,200,000 shares of our common stock. The sale of common stock covered by this registration statement by the selling stockholder and introduction of all or a portion of the 1,200,000 shares registered hereby into the trading market may adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

     The statements contained in this prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by the use of forward-looking terms such as “believes,” “expects,” “may”, “will,” “should” or “anticipates” or by discussions of strategy that involve risks and uncertainties. From time to time, we have made or may make forward-looking statements, orally or in writing. These forward-looking statements include statements regarding anticipated future revenues, sales, operations, demand, competition, capital expenditures, credit arrangements, and other statements regarding matters that are not historical facts, involve predictions which are based upon a number of future conditions that ultimately may prove to be inaccurate. In making any of these statements, the expectations are believed to be based upon reasonable assumptions, however, our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that may cause or contribute to such differences include those discussed under Risk Factors, above, in our Form 10-K for fiscal year ended December 31, 2002, in Business and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as those discussed elsewhere in this prospectus. These factors, of course, do not include all factors which might affect our business and financial condition.

     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws or as set forth in the registration statement on Form S-3 that contains this prospectus.

USE OF PROCEEDS

     The selling stockholder is selling the stock and will receive all of the proceeds from any sales. We will not receive any sales proceeds. See “Plan of Distribution.”

SELLING STOCKHOLDER

     We are registering all 1,200,000 shares covered by this prospectus on behalf of Invemed Catalyst Fund, L.P., the selling stockholder (including its donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus), in accordance with the terms of a registration rights agreement entered into in connection with a private placement sale between the selling stockholder and John Ueberroth and Peter Ueberroth (and certain of their affiliates) on July 29, 2003 that we refer to herein as the registration rights agreement. Except for the shares covered by this prospectus, the selling stockholder does not beneficially own any shares of our common stock.

     The following table sets forth, as of the date of this prospectus: (1) the name of the selling stockholder, (2) the number of shares of our common stock owned by the selling stockholder prior to the offering, (3) the number of shares offered for the account of the selling stockholder pursuant to this prospectus and (4) the number of shares that the selling stockholder would own if it sold all of its shares registered by this prospectus.

	Shares Owned	Shares to	Shares Owned	Percentage Owned
	Before	be Sold in	After	After
Name	Offering	Offering	Offering (1)	Offering

Invemed Catalyst Fund, L.P.	1,200,000	1,200,000	—	—
Total		1,200,000

Percentage of ownership for each holder is calculated based on 9,944,096 shares of common stock outstanding on September 1, 2003. Beneficial ownership is determined in accordance with the SEC Rule 13d-3 and generally includes shares over which the holder has voting or investment power, subject to community property laws. All shares of common stock obtainable upon conversion of securities or exercise of stock options or warrants (including those that are not currently exercisable but will become exercisable within 60 days hereafter) are considered to be beneficially owned by the person holding the options or warrants for computing that person’s percentage, but are not treated as outstanding for computing the percentage of any other person.

          (1) Assumes that the selling stockholder does not acquire any additional shares of common stock. As noted below, the selling stockholder is not required to sell any shares of our common stock covered by this prospectus.

          This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock. We are registering the shares to permit the selling stockholder to offer these shares for resale from time to time. Because the selling stockholder may sell all, some or no part of its shares of our common stock covered by this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholder upon the termination of this offering. For more information, see “Plan of Distribution.”

PLAN OF DISTRIBUTION

     We are registering the shares offered by this prospectus on behalf of the selling stockholder. As used herein, “selling stockholder” includes donees, pledgees, transferees and other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, partnership distribution or other non-sale related transaction after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholder. Sales of the shares may be effected from time to time in one or more types of transactions (which may include block transactions):

•	on the NASDAQ or any other stock exchange, market or trading facility on which the shares are traded;

•	in the over-the-counter market;

•	in negotiated transactions, through put or call options transactions relating to the shares; and

•	through short sales of the shares, or through a combination of such methods of sale,

at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholder.

     The selling stockholder may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of the shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institutions of shares covered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

     The selling stockholder and any broker-dealers that act in connection with the sale of the shares might be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act and any commissions received by such broker-dealers and any profit on the sale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed, pursuant to the registration rights agreement, to indemnify the selling stockholder against specified liabilities, including liabilities arising under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because the selling stockholder may be deemed to be an “underwriter” under Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange or the Pacific Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144. Upon our being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealers(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

     In addition, upon our being notified by the selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

LEGAL MATTERS

     The law firm of Richman, Mann, Chizever, Phillips & Duboff, of Beverly Hills, California, will pass upon the validity of the securities offered by this prospectus.

EXPERTS

     The consolidated financial statements of Ambassadors Group, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Ambassadors Group, Inc. for the year ended December 31, 2002 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” in this prospectus certain information which we file with the SEC. This means we can fulfill, and fulfilled, our obligations to provide you with certain important information by referring you to other documents which we have filed with the SEC. The information which is incorporated by reference is an important part of this prospectus.

     We are incorporating by reference in this prospectus the following documents which we have filed, or may later file, with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The information we file with the SEC later will automatically update and supersede the present information.

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (SEC file number 0-33347).

2.	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2003 (SEC file number 0-33347).

3.	Our Quarterly Report on Form 10-Q for the three months ended June 30, 2003 (SEC file number 0-33347).

4.	All reports which we file with the SEC under the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effective date of such registration statement.

5.	The description of our common stock in our registration statement on Form 10 (File No. 0-33347) filed under the Exchange Act on November 15, 2001, and any amendments or reports filed to update the description; and,

     All documents which we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

     We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information which is incorporated by reference in this prospectus but which is not delivered with this prospectus. We will provide such information, at no cost to the requesting person, upon written or oral request made to:

Jeffrey D. Thomas
President and Chief Executive Officer
110 S. Ferrall Street
Spokane, Washington 99202
(509) 534-6200

WHERE YOU CAN FIND MORE INFORMATION

     You should rely only on the information in this prospectus or any prospectus supplement or incorporated by reference in them. We have not authorized anyone else to provide you with different information. Offers of the securities are being made only in states where the offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

     This prospectus is part of a Registration Statement on Form S-3 that has been filed with the SEC. It does not include all of the information that is in the registration statement and the additional documents filed as exhibits with it. For more detailed information, you should read the exhibits themselves.

     We are subject to the informational requirements of the Exchange Act and, in accordance with it, are required to file reports, proxy and information statements, and other information with the SEC. Such reports, proxy and information statements and other information can be inspected and copied at the SEC’s Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. We electronically file reports, proxy and information statements, and other information with the SEC. The SEC maintains an Internet website that contains our electronically filed reports, proxy and information statements, and other information at http://www.sec.gov. We maintain an Internet website at www.ambassadorsgoup.com/EPAX/default.htm. Our common stock is traded on the Nasdaq National Market under the symbol EPAX, and our SEC reports, proxy statements and other information concerning us also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

INDEMNIFICATION

     Our Certificate of Incorporation allows us to indemnify our officers and directors to the fullest extent allowed under Delaware law. This includes indemnification for liability that may arise under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant under these provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Ambassadors Group, Inc., a selling stockholder, or any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, common stock in any jurisdiction to any person to whom, it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of the prospectus or that there has been no change in the affairs of Ambassadors Group, Inc. after the date of this prospectus.

1,200,000 SHARES

AMBASSADORS GROUP, INC.

COMMON STOCK

PROSPECTUS

September 24, 2003

PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an itemized estimate of fees and expenses payable by the registrant in connection with the offering described in this registration statement:

SEC registration fee	$1,750
Counsel fees and expenses	$25,000
Accounting fees and expenses	$2,000
Blue Sky fees and expenses	$1,000
Transfer agent and registrar fees	$1,000
Miscellaneous	$2,000
Total	$32,750

     All of the above expenses will be paid by the registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation provides that to the fullest extent permitted by Delaware Law, a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Delaware Law, liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of our Certificate of Incorporation is to eliminate our rights and of stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate our rights or of any stockholder to seek monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our Certificate of Incorporation provides that we shall indemnify our directors and officers against losses incurred by any such person by reason of the fact that such person was acting in such capacity to the fullest extent permitted by law.

     We have entered into agreements (the “Indemnification Agreements”) with each of our directors and officers pursuant to which we will agree to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of his capacity as a director, officer, employee and/or agent of Group or any other corporation of which he is a director or officer at our request to the maximum extent provided by applicable law. In addition, such director or officer will be entitled to an advance of expenses to the maximum extent authorized or permitted by law.

     To the extent that the Board of Directors or the stockholders may in the future wish to limit or repeal our ability to provide indemnification as set forth in our Certificate of Incorporation, such repeal or limitation may not be effective as to directors and officers who are parties to the Indemnification Agreements, because their rights to full protection would be contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with our future directors and officers.

ITEM 16. EXHIBITS

Exhibit No.	Description

*4	Registration Rights Agreement between the Invemed Catalyst Fund, L.P. and the registrant

*5	Opinion of Richman, Mann, Chizever, Phillips & Duboff

*23.1	Consent of Richman, Mann, Chizever, Phillips & Duboff (included in Exhibit 5)

*23.2	Consent of PricewaterhouseCoopers LLP

*24	Power of Attorney (included on signature page of this Registration Statement)

*  Previously filed

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on this 25th day of September, 2003.

Ambassadors Group, Inc.

By:	/s/ JEFFREY D. THOMAS

Jeffrey D. Thomas
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY D. THOMAS Jeffrey D. Thomas	President, Chief Executive Officer (Principal Executive Officer), and Director	September 25, 2003

/s/ MARGARET M. SESTERO Margaret M. Sestero	Chief Financial Officer (Principal Financial and Accounting Officer), Executive Vice President and Secretary	September 25, 2003

* John A. Ueberroth	Chairman of the Board	September 25, 2003

* Brigitte M. Bren	Director	September 25, 2003

* James L. Easton	Director	September 25, 2003

* Rafer L. Johnson		Director	September 25, 2003

* John C. Spence		Director	September 25, 2003

* Joseph J. Ueberroth		Director	September 25, 2003

* Richard D.C. Whilden		Director	September 25, 2003

By:	/s/ Jeffrey D. Thomas Attorney-in-fact		September 25, 2003

Exhibit Index

Exhibit No.	Description

*4	Registration Rights Agreement between the Invemed Catalyst Fund, L.P. and the registrant

*5	Opinion of Richman, Mann, Chizever, Phillips & Duboff

*23.1	Consent of Richman, Mann, Chizever, Phillips & Duboff (included in Exhibit 5)

*23.2	Consent of PricewaterhouseCoopers LLP

*24	Power of Attorney (included on signature page of this Registration Statement)

*   Previously filed